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                                               Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-72323



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 3, 1999)


                              407,550 COMMON UNITS

                         NORTHERN BORDER PARTNERS, L.P.

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         All of the Common Units (the "Common Units") offered hereby are being sold by Northern Border Partners, L.P. ("Northern Border"). On April 4, 2001, the last reported sale price for the Common Units as reported on the New York Stock Exchange was $35.92 per Common Unit.

         Northern Border proposes to enter into an agreement with Everett Harris & Co., a California corporation ("Everett Harris") pursuant to which Everett Harris will cause to be purchased, on behalf of its clients, directly from Northern Border, and Northern Border will, at the direction of Everett Harris, sell directly to Everett Harris, on behalf of its clients, 407,550 Common Units, at a purchase price of $35.30 per Common Unit, with an aggregate purchase price of $14,386,515. Everett Harris will purchase the Common Units for accounts over which it has discretionary investment authority. The net proceeds to Northern Border are estimated to be $14,366,515, after taking into account estimated expenses of $20,000 payable by Northern Border.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

It is expected that certificates for the Common Units offered hereby will be made available for delivery on or about April 10, 2001, at the office of Everett Harris in Los Angeles, California or that the Partnership will arrange for book entry transfer of the Common Units on such date through the Depository Trust Company.

            The date of this Prospectus Supplement is April 5, 2001.